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                                                                   Exhibit 10.27

                                Amendment to the
                           Retainer Continuation Plan
                          for Independent Directors of
                     The Dime Savings Bank of New York, FSB

                          Effective as of July 24, 1997

      1. The first sentence of Section 4.6(b) of the Plan is amended to read as follows:

      "For purposes of this Section 4.6, the Present Value of a Participant's Plan Benefit shall be based on the Plan Benefit accrued as of January 1, 1997 (or, in the event the transfer of the Present Value occurs after January 1, 1997, the Present Value of a Participant's Plan Benefit shall be based on the Plan Benefit accrued as of the date of such transfer) reflecting service as an Independent Director through December 31, 1996 or, if later, to the fifth anniversary of the commencement of service as an Independent Director."